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                                   MEMORANDUM


To:      All Directors and Executive Officers of Chromcraft Revington, Inc.

From:    Frank T. Kane, Vice President-Finance

Re:      Notification of Imposition of a Blackout Period

Date:    October 26, 2004


As a director or executive officer of Chromcraft Revington, Inc., you are subject to Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibits directors and executive officers from engaging in certain transactions in Chromcraft Revington common stock (or associated derivative securities) during a pension fund blackout period. Chromcraft Revington is required to notify you of pension fund blackout periods and the resulting restrictions imposed on trading in Chromcraft Revington common stock.

Chromcraft Revington is implementing several changes to the Chromcraft Revington, Inc. Savings Plan (the "Plan"). As a result, a blackout period for transactions in your Chromcraft Revington common stock will be in effect beginning at 4:00 p.m., Eastern Standard Time, on November 24, 2004 and ending at 4:00 p.m., Eastern Standard Time, on December 4, 2004 (the "Blackout Period"). During the Blackout Period, you will be prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any Chromcraft Revington common stock or derivative securities of such common stock, such as stock options.

This trading prohibition applies to all Chromcraft Revington common stock that you hold under the Plan, and you will not be able to purchase, sell, acquire, transfer or make any changes to an account involving any Chromcraft Revington common stock held under the Plan. The trading prohibition also applies to Chromcraft Revington common stock that you hold outside of the Plan if you have acquired the stock in connection with your service or employment as a director or executive officer of Chromcraft Revington (including any affiliate of Chromcraft Revington), or if you have a direct or indirect pecuniary interest in such stock. There are a limited number of exceptions to the trading prohibitions described above, and certain types of transactions continue to be permitted during the Blackout Period. Thus, you should contact Chromcraft Revington before engaging in any purchases, sales, transfers or other transactions in Chromcraft Revington common stock during the Blackout Period.

If you have any questions, please contact Frank T. Kane, Vice President-Finance, Chromcraft Revington, Inc., at 1100 North Washington Street, Delphi, Indiana 46923, or by telephone at (765) 564-3500.









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